Exhibit 99.1

                 JoS. A. Bank Clothiers Reports 34.0%
Increase in December Sales; Comparable Store Sales Gain 20.7%; Company
                    Raises Earnings Guidance Again

    HAMPSTEAD, Md.--(BUSINESS WIRE)--Jan. 5, 2006--JoS. A. Bank Clothiers, Inc. (Nasdaq National Market: "JOSB") today reported that its total net sales for the fiscal month ended December 31, 2005 (fiscal December 2005) increased 34.0% to $91.1 million, compared with $68.0 million in fiscal December 2004. Comparable store sales increased 20.7% and combined catalog and Internet sales increased 34.1% in fiscal December 2005, when compared with the same prior-year period. The comparable store sales gain represents the third consecutive year that JoS. A. Bank Clothiers has posted double digit comparable stores sales gains in the fiscal month of December.
    The Company also noted that it expects earnings per share for the fiscal year ending January 28, 2006 (fiscal year 2005) to at least meet the consensus analyst estimate of $2.20 per share, representing at least a 28% increase when compared with earnings per share of $1.72 in fiscal year 2004. The Company also noted that its financing remains strong as there are currently no outstanding borrowings under its $100 million credit agreement. In addition, the Company's cash balance as of January 4, 2006 was approximately $8.5 million more than its cash balance at the same date last year, despite investing in the opening of over 50 new stores and building its inventory in certain key items during the current fiscal year.
    "We are very pleased with how well the JoS. A. Bank brand continues to perform and deliver record-breaking earnings for the Company and its shareholders," noted Robert N. Wildrick, Chief Executive Officer of JoS. A. Bank Clothiers, Inc. "We have pursued a number of initiatives in recent years designed to establish JoS. A. Bank as the premier menswear brand in America, including a brand-building media advertising campaign that began in November 2004. We believe we have made great progress towards this goal, as evidenced by the sales strength we have seen during key gift-giving periods. While weather and other factors make it difficult to project sales and gross profit margin in January, we expect to at least meet the consensus analyst estimate of $2.20 per share for fiscal year 2005."
    While sales have increased in all merchandise categories during this year's holiday season, particular strength has been noted in blazers, sportcoats, sportswear and other key items the Company invested in this year.
    Total net sales for the eleven fiscal months ended December 31, 2005 increased 24.4% to $433.8 million, compared with $348.6 million for the eleven fiscal months ended January 1, 2005. Comparable store sales increased 10.0% and combined catalog and Internet sales increased 24.9% in the eleven fiscal months ended December 31, 2005, when compared with the same eleven fiscal month prior-year period.
    All earnings per share amounts in this news release represent diluted earnings per share adjusted for two stock dividends that were distributed to stockholders in fiscal 2004. The earnings per share amounts have not been adjusted for the stock dividend that the Company announced on December 14, 2005, under which shareholders of record as of January 27, 2006 will receive one additional share of common stock for each four shares then owned. The dividend shares will be distributed to shareholders on February 15, 2006. The fiscal 2004 earnings per share amounts included in this news release give effect to the restatement of the Company's financial statements to reflect the revision of the Company's historical practices of accounting for lease transactions as discussed in the Company's Annual Report on Form 10-K for the year ended January 29, 2005.

    About JoS. A. Bank Clothiers, Inc.

    JoS. A. Bank Clothiers, Inc., established in 1905, is one of the nation's leading retailers of men's classically-styled tailored and casual clothing, sportswear, footwear and accessories. The Company sells its full product line through 318 stores in 40 states and the District of Columbia, a nationwide catalog, and an e-commerce website that can be accessed at www.josbank.com. The Company is headquartered in Hampstead, MD, and its common stock is listed on the NASDAQ National Market under the symbol "JOSB."

    The Company's statements concerning future operations contained herein are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those forecast due to a variety of factors outside of the Company's control that can affect the Company's operating results, liquidity and financial condition. Such factors include risks associated with economic, weather, public health and other factors affecting consumer spending, the ability of the Company to finance its expansion plans, the mix and pricing of goods sold, the market price of key raw materials such as wool and cotton, availability of lease sites for new stores, the ability to source product from its global supplier base and other competitive factors. Other factors and risks that may affect our business or future financial results are detailed in our filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended January 29, 2005. These cautionary statements qualify all of the forward-looking statements the Company makes herein. The Company cannot assure you that the results or developments anticipated by the Company will be realized or, even if substantially realized, that those results or developments will result in the expected consequences for the Company or affect the Company, its business or its operations in the way the Company expects. The Company cautions you not to place undue reliance on these forward-looking statements, which speak only as of their respective dates, and assumes no obligation to update any of the forward-looking statements. These risks should be carefully reviewed before making any investment decision.



    CONTACT: JoS. A. Bank Clothiers, Inc., Hampstead, MD
             David E. Ullman, EVP/CFO, 410-239-5715
             or
             RJ Falkner and Company, Inc.
             Investor Relations Counsel
             R. Jerry Falkner, CFA
             800-377-9893
             info@rjfalkner.com

             E-commerce Address for JoS. A. Bank Clothiers, Inc.:
             www.josbank.com